   As filed with the Securities and Exchange Commission on March 7, 2000
                                                     Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BANCFIRST CORPORATION
            (Exact name of Registrant as specified in its charter)

                                   OKLAHOMA
        (State or other jurisdiction of incorporation or organization)

             6022                                        73-1221379
 (Primary Standard Industrial              (I.R.S. Employer Identification No.)
  Classification Code Number)
                              101 North Broadway
                         Oklahoma City, Oklahoma 73102
                                (405) 270-1086
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)


        BancFirst Corporation Non-Employee Directors' Stock Option Plan

       BancFirst Corporation Directors' Deferred Stock Compensation Plan
                          (Full titles of the plans)

                               David E. Rainbolt
                     President and Chief Executive Officer
                             BancFirst Corporation
                         101 North Broadway, Suite 800
                         Oklahoma City, Oklahoma 73102
                                (405) 270-1086
          (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                  COPIES TO:
                           JEANETTE C. TIMMONS, ESQ.
              Day Edwards Federman Propester & Christensen, P.C.
                          210 Park Avenue, Suite 2900
                         Oklahoma City, Oklahoma 73102
                                (405) 239-2121

                        CALCULATION OF REGISTRATION FEE

                                             Amount to be   Proposed Maximum    Proposed Maximum              Amount of
Title of Each Class of Securities           Registered (1)   Offering Price        Aggregate              Registration Fee (4)
to be registered                                               per Share         Offering Price
Common Stock, $1.00 par value per share       75,000             (2)             $2,365,790 (2)                 $625
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share       20,000             (3)                558,117 (3)                 $147
------------------------------------------------------------------------------------------------------------------------------------
          Total                               95,000                             $2,923,907                     $772
                                              ======                             ==========                     ====
====================================================================================================================================

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2) The number of shares of common stock, par value $1.00 per share ("Common Stock"), stated above consists of (a) the aggregate number of shares of Common Stock which may be sold upon the exercise of options which have been previously granted under the BancFirst Corporation Non-Employee Directors' Stock Option Plan, as well as (b) the aggregate number of shares of Common Stock which may be sold upon the exercise of options which may hereafter be granted under such plan. The calculation of the proposed maximum offering price, made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended, was computed as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq National Market on March 1, 2000 ($27.594).
(3) The number of shares of Common Stock stated above consists of (a) the aggregate number of shares of Common Stock which may be distributed in settlement of Stock Units which have been previously granted under the BancFirst Corporation Directors' Deferred Stock Compensation Plan, as well as (b) the aggregate number of shares of Common Stock which may be distributed in settlement of Stock Units which may hereafter be granted under such plan. The calculation of the proposed maximum offering price, made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended, was computed as follows: (i) in the case of shares of Common Stock which may be distributed in respect of Stock Units which have previously been granted, the fee is calculated on the basis of the price of the Common Stock on the date at which the Stock Unit was granted; and (ii) in the case of shares of Common Stock which may be distributed in respect of Stock Units which have not yet been granted and the price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq National Market on March 1, 2000 ($27.594).
(4) The registration fee was calculated pursuant to Rule 457(h) and Section 6(b) of the Securities Act of 1933, as $264 per $1 million.

                                 INTRODUCTION

     This Registration Statement on Form S-8 is filed by BancFirst Corporation, an Oklahoma corporation (the "Company," BancFirst or the "Registrant"), relating to an aggregate 95,000 shares of its common stock, par value $1.00 per share (the "Common Stock") issuable to eligible directors of the Company under the BancFirst Corporation Non-employee Directors' Stock Option Plan and the BancFirst Corporation Directors' Deferred Stock Compensation Plan (collectively, the "Plans").

                                    PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (i) The Company's latest Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

         (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8A/A (Registration No. 000-14384), filed with the Commission on July 24, 1998, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 1006(B)(7) of the General Corporation Act of the State of Oklahoma (the "OGCA") authorizes a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care, including acts constituting gross negligence. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty to the corporation or its shareholders, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or executing any transaction from which the director obtained an improper personal benefit.

         Section 1031 of the OGCA empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Further, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

         An indemnification can be made by the corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the OGCA. The indemnification provided by the OGCA shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the OGCA shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Company's Charter and Bylaw Provisions

         The Company's Amended and Restated Certificate of Incorporation (i) limits its directors' liability for monetary damages to the Company and its shareholders for breach of fiduciary duty except under the circumstances outlined in Section 1006(B)(7) of the OGCA as described above, (ii) provides for elimination or limitation of liability to the fullest extent permitted should the OGCA be amended to authorize corporation action further eliminating or limiting the personal liability of directors and (iii) provides for indemnification to the fullest extent permitted by Section 1031 of the OGCA.

Other Arrangements

         The Company maintains a directors' and officers' liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such directors and officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:


  Exhibit
   Number                          Name of Exhibit
   ------                          ---------------

      4.3  BancFirst Corporation Non-employee Directors' Stock Option Plan.

      4.4  BancFirst Corporation Directors' Deferred Stock Compensation Plan.

      5.1 Opinion of Day, Edwards, Federman, Propester & Christensen, P.C. as to the legality of the BancFirst Common Stock.

     23.1  Consent of PricewaterhouseCoopers LLP.

     23.2 Consent of Day Edwards Federman Propester & Christensen, P.C. (included in Exhibit 5.1).

     24.1  Power of Attorney (contained on signature page hereto).


Item 9.  Undertakings.

(1)      The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, BancFirst Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, and State of Oklahoma, on the 24th day of February, 2000.

                              BANCFIRST CORPORATION

                              By:   /s/  David E. Rainbolt
                                   ------------------------
                                   David E. Rainbolt
                                   President and Chief Executive Officer

                               POWER OF ATTORNEY

     The officers and directors of BancFirst Corporation whose signature appears below, hereby constitute and appoint David E. Rainbolt, Joe T. Shockley, Jr. and Randy P. Foraker, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute, on behalf of the undersigned, any amendment(s) to this registration statement, and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 24, 2000.




/s/ H.E. Rainbolt                           /s/ David E. Rainbolt
-------------------------                   ---------------------------
H. E. Rainbolt,                             David E. Rainbolt,
Chairman of the Board                       President, Chief Executive Officer
(Principal Executive Officer)               and Director
                                            (Principal Executive Officer)

/s/ Marion C. Bauman                         /s/ C. L. Craig, Jr.
-------------------------                    --------------------------
Marion C. Bauman,                            C. L. Craig,
Director                                     Director

/s/ James R. Daniel                          /s/ K. Gordon Greer
-------------------------                    --------------------------
James R. Daniel,                             K. Gordon Greer,
Vice Chairman of the Board                   Vice Chairman of the Board
(Principal Executive Officer)                (Principal Executive Officer)

/s/ Robert A. Gregory                        /s/ John C. Hugon
-------------------------                    --------------------------
Robert A. Gregory,                           John C. Hugon,
Vice Chairman of the Board                   Director
(Principal Executive Officer)

/s/ J. R. Hutchens, Jr.                      /s/ William O. Johnstone
-------------------------                    --------------------------
J. R. Hutchens, Jr.,                         William O. Johnstone,
Director                                     Vice Chairman of the Board
                                             (Principal Executive Officer)

/s/ J. Ralph McCalmont                       /s/ Tom H. McCasland, Jr.
-------------------------                    --------------------------
J. Ralph McCalmont,                          Tom H. McCasland, Jr.,
Vice Chairman of the Board                   Director
(Principal Executive Officer)

/s/ Melvin Moran                              /s/ Paul B. Odom, Jr.
-------------------------                     -------------------------
Melvin Moran,                                 Paul B. Odom, Jr.,
Director                                      Director

/s/ Joe T. Shockley, Jr.                      /s/ Randy P. Foraker
-------------------------                     -------------------------
Joe T. Shockley, Jr.                          Randy P. Foraker
Executive Vice President, Chief               Senior Vice President, Controller
Financial Officer and Director                and Treasurer
(Principal Financial Officer)                 (Principal Accounting Officer)